For Immediate Release

Press Release

iCAD REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Strong Digital Mammography Revenue Growth and FDA Approval of Fujifilm
CAD Product Expected to Drive Growth in 2008;
Affirms First Half 2008 Financial Guidance

Conference Call Begins Today at 10:00 a.m. ET

NASHUA, N.H. (May 7, 2008) - iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early identification of cancer, today announced financial results for the three months ended March 31, 2008. Financial highlights for the first quarter of 2008 include the following (all comparisons are with the first quarter of 2007):

•	Total revenue of $6.4 million, up 5 percent
•	Digital revenue of $4.3 million, up 24 percent
•	International revenue of $728,000 up 34 percent
•	Gross margin of 82.3 percent improved by 200 basis points
•	Net loss reduced 24 percent to $446,000, or $0.01 per share
•	Third consecutive quarter with positive cash flow from operations

“Our financial performance during the first quarter of 2008 was one of ongoing improvement,” commented Ken Ferry, iCAD’s President and CEO. “We saw continued strong demand for our digital products and were particularly pleased to have received U.S. Food and Drug Administration (FDA) approval for our SecondLook® Digital product for use with Fujifilm’s Computed Radiography for Mammography (FCRm) systems. SecondLook® Digital for FCRm is the first CAD product approved and available in the U.S. for use with computed radiography. This represents a considerable market opportunity for iCAD as Fujifilm has enjoyed record domestic sales, having sold 500 FCRm systems since receiving their FDA approval in July 2006. In March we introduced a new version of our comparative reading solution, TotalLook and while it temporarily slowed film based product sales as customers wanted to see a demonstration before making a purchase decision, we expect substantial increased demand as we get a full quarter of traction in the second quarter.”

“The digital CAD market opportunity continues to be strong with considerable room for sustained growth. According to the FDA website, 561 full field digital mammography (FFDM) units were placed in service in the first quarter, an increase of 39percent over the first quarter of 2007. Even with this substantial growth, approximately 67percent of the installed base is still film based, reflecting a substantial growth opportunity for us over the next two to three years, as more centers continue to migrate to digital technology.”

2008 First Quarter Results

Total revenue for the first quarter of 2008 was $6.4 million, a 5percent increase compared with total revenue of $6.1 million for the first quarter of 2007. The increase reflects continued growth in sales of the Company’s digital products, offset by declines in film-based revenue and service and supply revenue. Lower film-based revenue was largely due to the mid-quarter introduction of the Company’s new version of its TotalLook product, as customers held off purchases awaiting the new product, which began shipping toward the end of the quarter. The Company expects that second quarter results will benefit from the launch of this new product and that film-based product revenue will increase as a result. The decline in service and supply revenue is primarily due to a reduction this quarter in time and material billings for repair services and related parts sales. Service and supply revenue is expected to increase as the installed base of digital CAD systems grows and transitions from warranty to service contracts.

The gross margin for the first quarter of 2008, increased to 82.3percent from 80.3percent in the prior-year first quarter. The net loss for the first quarter of 2008, including stock-based compensation expense of $392,000, narrowed to $446,000 or $0.01 per share, from a net loss, including stock-based compensation expense of $277,000, of $583,000 or $0.02 per share in the first quarter of 2007.

For the first quarter of 2008, sales of iCAD’s digital products increased 24percent to $4.3 million from $3.5 million in the prior-year period.  Sales of film-based products decreased 25percent to $1.4 million from $1.8 million, and service and supply revenue declined 11percent to $777,000 from $877,000, both compared with first quarter 2007 results.

	Three Months Ended March 31,
	2008	2007	percent Change
Digital revenue	$4,285,666	$3,453,370	24.1percent
Film based revenue	1,368,957	1,817,304	24.7percent
Service & supply revenue	777,393	876,812	11.3percent
Total revenue	$6,432,016	$6,147,486	4.6percent

Commenting on the balance sheet, Darlene Deptula-Hicks, Executive Vice President and Chief Financial Officer, said, “We continue to strengthen our balance sheet and are pleased to report that during the first quarter iCAD generated over $900,000 in cash, marking our third consecutive quarter of positive cash flow. During the quarter we held operating expenses to the lower end of our projected range and consequently we remain in a strong position moving forward.”

As of March 31, 2008, iCAD had cash and cash equivalents of $5.3 million, compared with $4.3 million as of December 31, 2007. As of March 31, 2008 inventories increased modestly to $2.0 million from $1.8 million as of December 31, 2007, primarily due to preparing for the launch of Fuji CAD. Accounts payable were $1.6 million, down 20percent from $2.0 million and accounts receivable decreased 30percent to $4.5 million, from $6.5 million as of December 31, 2007.

2008 Financial Guidance

iCAD affirms financial guidance for the first six months of 2008. As previously reported the Company expects total revenue for the first half of 2008 to be in the range of $15 million to $16 million. The Company also expects to achieve a first-half gross margin consistent with or slightly better than 2007, and anticipates operating expenses will be between $5.6 million and $5.9 million per quarter for the first two quarters of 2008. This guidance includes sales of iCAD’s SecondLook® Digital and TotalLook products to Fujifilm globally, which commenced in the second quarter.

Conference Call

iCAD management will host an investment community conference call beginning at 10:00 a.m. ET today to discuss these results and to answer questions. Stockholders and other interested parties may participate in the conference call by dialing 866-383-8119 (domestic) or +617-597-5344 (international) and entering passcode 45812263. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through May 14, 2008 by dialing 888-286-8010 (domestic) or +617-801-6888 (international) and entering passcode 16440562. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.

iCAD, Inc. is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high, mid and low volume mammography markets. iCAD is entrusted with the task of early cancer detection by more than 2,000 women’s healthcare centers worldwide. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Jill Testagrossa of Schwartz Communications at 781-684-0770 or via email at icad@schwartz-pr.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

-Tables to Follow-

iCAD, INC.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended	Three Months Ended
Revenue	March 31, 2008	March 31, 2007
Products	$5,654,623	$5,270,674
Service and supplies	777,393	876,812
Total revenue	6,432,016	6,147,486

Cost of revenue
Products	955,416	1,004,118
Service and supplies	182,769	204,510
Total cost of revenue	1,138,185	1,208,628

Gross margin	5,293,831	4,938,858

Operating expenses:
Engineering and product development	1,409,209	1,064,875
Marketing and sales	2,383,522	2,508,759
General and administrative	1,848,346	1,813,355
Total operating expenses	5,641,077	5,386,989

Loss from operations	(347,246)	(448,131)

Interest expense - net	98,607	105,806

Net loss	(445,853)	(553,937)

Preferred dividend	-	29,050

Net loss attributable to common stockholders	$(445,853)	$(582,987)

Net loss per share:
Basic and Diluted	$(0.01)	$(0.02)

Weighted average number of shares used in
computing loss per share:
Basic and diluted	39,171,876	37,472,457

iCAD, INC.

Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$5,255,657	$4,348,729
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2008 and 2007	4,544,996	6,483,618
Inventory, net	1,971,195	1,798,243
Prepaid and other current assets	327,100	320,169
Total current assets	12,098,948	12,950,759

Property and equipment:
Equipment	3,505,790	3,512,557
Leasehold improvements	71,611	71,611
Furniture and fixtures	330,077	330,077
Marketing assets	323,873	323,873
	4,231,351	4,238,118
Less accumulated depreciation and amortization	2,511,671	2,369,590
Net property and equipment	1,719,680	1,868,528

Other assets:
Deposits	63,194	63,194
Patents, net of accumulated amortization	48,738	68,269
Technology intangibles, net of accumulated amortization	2,961,823	3,115,843
Tradename, net of accumulated amortization	142,600	148,800
Goodwill	43,515,285	43,515,285
Total other assets	46,731,640	46,911,391

Total assets	$60,550,268	$61,730,678

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,609,407	$2,010,717
Accrued salaries and other expenses	2,532,638	3,461,422
Deferred revenue	1,865,045	1,674,005
Convertible loans payable to related parties	2,795,588	2,793,382
Convertible loans payable to non-related parties	689,706	684,559
Total current liabilities	9,492,384	10,624,085

Convertible revolving loans payable to related party	2,258,906	2,258,906
Total liabilities	11,751,290	12,882,991

Commitments and contingencies

Stockholders' equity:
Common stock, $ .01 par value: authorized 85,000,000
shares; issued 39,243,708 in 2008 and 39,239,208
in 2007; outstanding 39,175,832 in 2008 and
39,171,332 in 2007	392,437	392,392
Additional paid-in capital	135,452,517	135,055,418
Accumulated deficit	(86,095,712)	(85,649,859)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	48,798,978	48,847,687

Total liabilities and stockholders' equity	$60,550,268	$61,730,678

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